Macy’s, Inc. Reports Third Quarter 2021 Results; Narrows and Raises Full Year 2021 Guidance

Quarterly net sales and earnings exceeded expectations

Comparable sales up 37.2% on an owned basis and up 35.6% on an owned-plus-licensed basis versus 2020; up 8.9% and up 8.7%, respectively, versus 2019

Diluted EPS of $0.76 and Adjusted diluted EPS of $1.23

Repurchased $300 million of shares, repaid $1.6 billion in debt ahead of schedule and paid $46 million in dividends

Added 4.4 million new customers into Macy’s brand, a 28% increase over 2019

Announces plans to launch curated digital marketplace platform

NEW YORK— November 18, 2021— Macy’s, Inc. (NYSE: M) today reported financial results for the third quarter of 2021.

“Our company delivered another strong quarter and exceeded our expectations on both top and bottom lines. The results were driven by the effective execution of the Polaris strategy and an improved economic environment. In the quarter, the Macy’s brand added 4.4 million new customers. Consumers continue to spend, and we successfully offered a wide range of expanding merchandise assortment to meet their growing demand,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “Looking ahead to the fourth quarter, we remain a special place for holiday shopping, and our robust omnichannel ecosystem is showing resilience in the face of labor and supply chain challenges and enables us to meet customer shopping needs with speed and convenience.”

“We are encouraged by the momentum of our business and its strong financial health and continue to invest in positioning our company for long-term sustainable and profitable growth,” Gennette continued. “Today, we are announcing plans to launch a curated digital marketplace platform that will further fuel customer acquisition and sales growth across all of our channels.”

Additional details about the new digital marketplace platform will be provided in a dedicated press release.

Third Quarter Highlights

In addition to prior year comparisons, Macy’s, Inc. is providing comparisons to 2019 to benchmark its performance given the impact of the pandemic last year.

•	Diluted earnings per share of $0.76 and Adjusted diluted earnings per share of $1.23 both exceeded expectations for the quarter.
•	This compares to a diluted loss per share of $(0.29) and an Adjusted diluted loss per share of $(0.19) in third quarter 2020.
•	This compares to diluted earnings per share of $0.01 and Adjusted diluted earnings per share of $0.07 in third quarter 2019.

•	In the third quarter 2021, Adjusted diluted earnings per share excludes the charges related to the recognition of fees associated with the early retirement of debt.

•	Comparable sales up 37.2% on an owned basis and up 35.6% on an owned-plus-licensed basis versus 2020; up 8.9% and up 8.7%, respectively, versus 2019.
•

On a comparable owned-plus-licensed basis, the third quarter 2021 includes a 200-basis point benefit resulting from the shift of the Friends and Family promotional event into the third quarter from the fourth quarter as compared to 2019.

•	Digital sales increased 19% versus third quarter 2020 and grew 49% versus third quarter 2019.
•	Digital penetration was 33% of net sales, a 5-percentage point expected decline from third quarter 2020, but a 10-percentage point improvement over third quarter 2019.

•	Highlights of the company's nameplates include:
•

Macy’s comparable sales were up 36.4% on an owned basis and up 35.1% on an owned-plus-licensed basis compared to the third quarter of 2020, and up 9.0% and 8.4%, respectively, compared to the third quarter of 2019.

•	Approximately 4.4 million new customers shopped the Macy's brand, a 28% increase compared to third quarter 2019, with 41% of these customers coming through the digital channel in third quarter 2021.
•	Platinum, Gold and Silver customers in the Star Rewards Loyalty program continued to engage, with the average customer spend up 16% compared to the third quarter of 2019.
•	The Bronze segment of the Star Rewards Loyalty program, its youngest and most diverse loyalty tier, continued to grow with the addition of 2.3 million new members during the quarter.
•	Categories that were solid throughout the pandemic, including home, fragrances, jewelry, watches and sleepwear, continued to see strong sales performance.
•	Occasion-based categories, such as dresses, men’s tailored and luggage, continued to recover.
•	Emerging categories, such as toys and pets, showed encouraging results and the company continues to expand on those categories and related brands.
•

Bloomingdale’s comparable sales on an owned basis were up 43.4% and on an owned-plus-licensed basis were up 38.5% compared to the third quarter of 2020, and up 9.1% and 11.2%, respectively, compared to the third quarter of 2019.

•	Results were driven by strong sales of luxury handbags, fine jewelry, home, men’s shoes and contemporary apparel.
•

Bluemercury comparable sales were up 39.5% on an owned and owned-plus-licensed basis compared to the third quarter of 2020, but down 2.2% on an owned and owned-plus-licensed basis compared to the third quarter of 2019.

•	Private brands, home fragrance and treatment showed strong sales performance during the quarter.

•	Gross margin for the quarter was 41.0%, up from 35.6% in third quarter 2020 and up 100 basis points from third quarter 2019.
•	Improvement as a result of merchandise margin was largely due to benefits from pricing, promotion and inventory productivity enhanced by the Polaris strategy.
•	Delivery expense as a percent of net sales increased 170 basis points from third quarter 2019, due to increased digital penetration.

•	Inventory was up 19.4% from third quarter 2020 but down 15.4% from third quarter 2019.
•

Compared to 2020, the company has increased inventory to meet demand in stores and online. The company implemented several measures to mitigate supply chain disruptions and does not expect to be materially impacted during the fourth quarter 2021.

•	Selling, general and administrative (“SG&A”) expense of $1.97 billion, a $229 million improvement from third quarter 2019.
•	SG&A expense as a percent of sales was 36.3%, an improvement of 630 basis points from third quarter 2019.
•

The quarter benefited from disciplined expense management and improved productivity resulting from the company's Polaris strategy, including the permanent cost savings realized in 2020, along with reduced labor costs due to elevated job openings in stores.

•	Net credit card revenue of $213 million, up $30 million from third quarter 2019.
•	Represented 3.9% of sales, 100 basis points lower than third quarter 2020 and 40 basis points higher than third quarter 2019.
•	Improved bad debt levels driven by strong customer credit health continued to contribute to the growth of credit card revenue.

•	Strong cash generation year-to-date allowed for execution of capital allocation priorities:
•	Repurchased $300 million of shares, accounting for 60% of the $500 million authorization.
•	Repaid early $294 million of debt due in January 2022 in addition to the early repayment of the previously announced $1.3 billion senior secured notes in August.
•	Paid $46 million in cash dividends to shareholders.

Revised Full-Year 2021 Guidance

The company is narrowing and raising its full-year 2021 guidance.

	Revised Guidance 2021	Prior Guidance 2021
Net sales	$24.12B - $24.28B	$23.55B - $23.95B
Adjusted diluted earnings per share	$4.57 - $4.76	$3.41 - $3.75
Adjusted EBITDA as a percent of sales	>12.5%	11% - 11.5%

In the fourth quarter 2021, comparable sales on an owned-plus-licensed basis versus 2019 are expected to increase between 2% and 4%. This includes an approximately 125-basis point adverse impact due to the shift of the Friends and Family promotional event from the fourth quarter into the third quarter as compared to 2019. A full overview of the company’s guidance can be found in the third quarter 2021 earnings presentation at www.macysinc.com/investors.

Conference Call and Webcasts

A webcast of Macy's, Inc.’s call with analysts and investors to report its third quarter 2021 sales and earnings will be held today (November 18, 2021) at 8:00 a.m. ET.  Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. Analysts and investors may call in on 1-800-458-4121, passcode 5692619. A replay of the conference call and slides can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

Adrian Mitchell, chief financial officer of Macy’s, Inc., will participate in a fireside chat at the Morgan Stanley Virtual Global Consumer & Retail Conference at 8:00 a.m. ET on December 2, 2021. Media and investors may access a live audio webcast of the presentation at www.macysinc.com. A replay of the webcast will also be available on the company’s website.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is one of the nation’s premier omnichannel retailers. Headquartered in New York City, the company comprises three retail brands: Macy’s, Bloomingdale’s and Bluemercury. With a robust e-commerce business, rich mobile experience and a national stores footprint, our customers can shop the way they live — anytime and through any channel. For more information, visit macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the effects of the COVID-19 pandemic on Macy's customer demand and supply chain, as well as its consolidated results of operation, financial position and cash flows, Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, labor shortages, the amount and timing of future dividends and share repurchases and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 30, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2021. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media - Karina Frayter

media@macys.com

Investors - Mike McGuire

investors@macys.com

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended October 30, 2021		13 Weeks Ended October 31, 2020
		% to		% to
	$	Net sales	$	Net sales

Net sales	$5,440		$3,990

Credit card revenues, net	213	3.9%	195	4.9%

Cost of sales	(3,207)	(59.0%)	(2,569)	(64.4%)

Selling, general and administrative expenses	(1,973)	(36.3%)	(1,726)	(43.3%)

Gains on sale of real estate	50	0.9%	3	0.1%

Impairment, restructuring and other costs (Note 2)	—	—	(20)	(0.5%)

Operating income (loss)	523	9.6%	(127)	(3.2%)

Benefit plan income, net	17		16

Settlement charges	(8)		(26)

Interest expense, net	(53)		(80)

Losses on early retirement of debt	(185)		—

Income (loss) before income taxes	294		(217)

Federal, state and local income tax benefit (expense) (Note 3)	(55)		126

Net income (loss)	$239		$(91)

Basic earnings (loss) per share	$0.78		$(0.29)

Diluted earnings (loss) per share	$0.76		$(0.29)

Average common shares:
Basic	306.9		311.2
Diluted	313.8		311.2

End of period common shares outstanding	299.3		310.3

Supplemental Financial Measures:
Gross Margin (Note 4)	$2,233	41.0%	$1,421	35.6%
Depreciation and amortization expense	$225		$250

MACY’S, INC.

Consolidated Statements of Operations (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	39 Weeks Ended October 30, 2021		39 Weeks Ended October 31, 2020
		% to		% to
	$	Net sales	$	Net sales

Net sales	$15,794		$10,566

Credit card revenues, net	568	3.6%	494	4.7%

Cost of sales	(9,449)	(59.8%)	(7,788)	(73.7%)

Selling, general and administrative expenses	(5,618)	(35.6%)	(4,723)	(44.7%)

Gains on sale of real estate	61	0.4%	20	0.2%

Impairment, restructuring and other costs (Note 2)	(21)	(0.1%)	(3,445)	(32.6%)

Operating income (loss)	1,335	8.5%	(4,876)	(46.1%)

Benefit plan income, net	49		37

Settlement charges	(90)		(65)

Interest expense, net	(211)		(196)

Losses on early retirement of debt	(199)		—

Financing costs	—		(4)

Income (loss) before income taxes	884		(5,104)

Federal, state and local income tax benefit (expense) (Note 3)	(197)		1,000

Net income (loss)	$687		$(4,104)

Basic earnings (loss) per share	$2.21		$(13.20)

Diluted earnings (loss) per share	$2.17		$(13.20)

Average common shares:
Basic	310.3		311.0
Diluted	317.0		311.0

End of period common shares outstanding	299.3		310.3

Supplemental Financial Measures:
Gross Margin (Note 4)	$6,345	40.2%	$2,778	26.3%
Depreciation and amortization expense	$668		$722

MACY’S, INC.

Consolidated Balance Sheets (Unaudited) (Note 1)

(millions)

	October 30, 2021	January 30, 2021	October 31, 2020

ASSETS:

Current Assets:

Cash and cash equivalents	$316	$1,679	$1,551

Receivables	212	276	185

Merchandise inventories	6,141	3,774	5,144

Prepaid expenses and other current assets (Note 6)	922	455	477

Total Current Assets	7,591	6,184	7,357

Property and Equipment – net	5,600	5,940	6,122

Right of Use Assets	2,808	2,878	3,028

Goodwill	828	828	828

Other Intangible Assets – net	435	437	437

Other Assets	1,017	1,439	1,442

Total Assets	$18,279	$17,706	$19,214

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term debt	$140	$452	$536

Merchandise accounts payable	3,796	1,978	3,267

Accounts payable and accrued liabilities	2,735	2,927	2,848

Total Current Liabilities	6,671	5,357	6,651

Long-Term Debt	3,295	4,407	4,852

Long-Term Lease Liabilities	3,090	3,185	3,266

Deferred Income Taxes	970	908	917

Other Liabilities	1,245	1,296	1,285

Shareholders' Equity	3,008	2,553	2,243

Total Liabilities and Shareholders’ Equity	$18,279	$17,706	$19,214

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 5)

(millions)

	39 Weeks Ended October 30, 2021	39 Weeks Ended October 31, 2020
Cash flows from operating activities:
Net income (loss)	$687	$(4,104)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment, restructuring and other costs	21	3,445
Settlement charges	90	65
Depreciation and amortization	668	722
Benefit plans	27	36
Stock-based compensation expense	32	21
Gains on sale of real estate	(61)	(20)
Deferred income taxes	19	(270)
Amortization of financing costs and premium on acquired debt	66	11
Changes in assets and liabilities:
Decrease in receivables	64	223
(Increase) decrease in merchandise inventories	(2,367)	34
(Increase) decrease in prepaid expenses and other current assets	(44)	29
Increase in merchandise accounts payable	1,758	1,612
Increase (decrease) in accounts payable and accrued liabilities	73	(598)
Decrease in current income taxes	(50)	(818)
Change in other assets and liabilities	(142)	(144)
Net cash provided by operating activities	841	244
Cash flows from investing activities:
Purchase of property and equipment	(230)	(290)
Capitalized software	(155)	(96)
Disposition of property and equipment	118	39
Other, net	64	33
Net cash used by investing activities	(203)	(314)
Cash flows from financing activities:
Debt issued	975	2,780
Debt issuance costs	(9)	(102)
Debt repaid	(2,448)	(1,508)
Debt repurchase premium and expenses	(152)	—
Dividends paid	(46)	(117)
Decrease in outstanding checks	(97)	(90)
Acquisition of treasury stock	(294)	—
Net cash provided (used) by financing activities	(2,071)	963
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,433)	893
Cash, cash equivalents and restricted cash beginning of period	1,754	731
Cash, cash equivalents and restricted cash end of period	$321	$1,624

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)

As a result of the seasonal nature of the retail business, the results of operations for the 13 and 39 weeks ended October 30, 2021 and October 31, 2020 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)

The 39 weeks ended October 31, 2020 also included non-cash impairment charges totaling $3.2 billion, which consisted of $3.1 billion of a non-cash goodwill impairment charge and $83 million impairment charge on long-lived tangible and right of use assets.

(3)

Income tax expense of $55 million and $197 million, or 18.7% and 22.3% of pretax income, for the 13 and 39 weeks ended October 30, 2021, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21% driven primarily by the impact of return-to-provision adjustments that were identified in connection with the filing of the U.S. federal income tax return in the current quarter.

The income tax benefits of $126 million and $1.0 billion, or 58.1% and 19.6% of pretax loss, for the 13 and 39 weeks ended October 31, 2020, respectively, reflected a different projected benefit rate as compared to the company's federal income tax statutory rate of 21% due to the carryback of net operating losses as permitted under the CARES Act. For the 39 weeks ended October 31, 2020, the benefit of the available carryback of net operating losses was offset by the impact of the non-tax deductible component of the goodwill impairment charge and additional income tax expense associated with the deferred tax remeasurement recognized during the first quarter of 2020.

(4)	Gross margin is defined as net sales less cost of sales.

(5)	Restricted cash of $5 million and $73 million have been included with cash and cash equivalents for the 39 weeks ended October 30, 2021 and October 31, 2020, respectively.

(6)

Prepaid expenses and other current assets as of October 30, 2021 include an income tax receivable of $590 million associated with the carryback of certain net operating losses permitted under the Coronavirus Aid Relief and Economic Security Act (“CARES” Act).

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance.  Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated.  Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment.  In addition, management believes that excluding certain items from EBITDA, net income (loss) and diluted earnings (loss) per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

The company does not provide reconciliations of the forward-looking non-GAAP measures of adjusted EBITDA, diluted earnings per share, and comparable sales on an owned plus licensed basis to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP.  Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance.  Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales.  The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales – 13 Weeks Ended October 31, 2021

Macy's, Inc.	Comparable Sales vs. 13 Weeks Ended October 31, 2020	Comparable Sales vs. 13 Weeks Ended November 2, 2019

Increase in comparable sales on an owned basis (Note 7)	37.2%	8.9%

Comparable sales impact of departments licensed to third parties (Note 8)	(1.6%)	(0.2%)

Increase in comparable sales on an owned plus licensed basis	35.6%	8.7%

Macy's	Comparable Sales vs. 13 Weeks Ended October 31, 2020	Comparable Sales vs. 13 Weeks Ended November 2, 2019

Increase in comparable sales on an owned basis (Note 7)	36.4%	9.0%

Comparable sales impact of departments licensed to third parties (Note 8)	(1.3%)	(0.6%)

Increase in comparable sales on an owned plus licensed basis	35.1%	8.4%

Bloomingdale's	Comparable Sales vs. 13 Weeks Ended October 31, 2020	Comparable Sales vs. 13 Weeks Ended November 2, 2019

Increase in comparable sales on an owned basis (Note 7)	43.4%	9.1%

Comparable sales impact of departments licensed to third parties (Note 8)	(4.9%)	2.1%

Increase in comparable sales on an owned plus licensed basis	38.5%	11.2%

Bluemercury	Comparable Sales vs. 13 Weeks Ended October 31, 2020	Comparable Sales vs. 13 Weeks Ended November 2, 2019

Increase in comparable sales on an owned basis (Note 7)	39.5%	(2.2%)

Comparable sales impact of departments licensed to third parties (Note 8)	0.0%	0.0%

Increase in comparable sales on an owned plus licensed basis	39.5%	(2.2%)

Changes in Comparable Sales – 39 Weeks Ended October 31, 2021

Macy's, Inc.	Comparable Sales vs. 39 Weeks Ended October 31, 2020	Comparable Sales vs. 39 Weeks Ended November 2, 2019

Increase in comparable sales on an owned basis (Note 7)	52.4%	1.2%

Comparable sales impact of departments licensed to third parties (Note 8)	0.1%	0.2%

Increase in comparable sales on an owned plus licensed basis	52.5%	1.4%

Notes:

(7)

Represents the period-to-period percentage change in net sales from stores in operation during the 13 and 39 weeks ended October 30, 2021 and the 13 and 39 weeks ended October 31, 2020 and November 2, 2019, respectively. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties.  Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. No stores have been excluded as a result of the COVID-19 pandemic. Definitions and calculations of comparable sales may differ among companies in the retail industry.

(8)

Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales.  The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales.  In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales.  The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis).  The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Earnings (Loss) before Interest, Taxes, Depreciation and Amortization, Net Income (Loss) and Diluted Earnings (Loss) Per Share, Excluding Certain Items

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income (loss).
•	Adjusted net income (loss) is reconciled to GAAP net income (loss).
•	Adjusted diluted earnings (loss) per share is reconciled to GAAP diluted earnings (loss) per share.

EBITDA and Adjusted EBITDA

	13 Weeks Ended October 30, 2021	13 Weeks Ended October 31, 2020	13 Weeks Ended November 2, 2019

Net income (loss)	$239	$(91)	$2

Interest expense, net	53	80	48

Losses on early retirement of debt	185	—	—

Federal, state and local income tax expense (benefit)	55	(126)	(2)

Depreciation and amortization	225	250	252

EBITDA	757	113	300

Impairment, restructuring and other costs	—	20	13

Settlement charges	8	26	12

Adjusted EBITDA	$765	$159	$325

	39 Weeks Ended October 30, 2021	39 Weeks Ended October 31, 2020	39 Weeks Ended November 2, 2019

Net income (loss)	$687	$(4,104)	$224

Interest expense, net	211	196	143

Losses on early retirement of debt	199	—	—

Financing costs	—	4	—

Federal, state and local income tax expense (benefit)	197	(1,000)	55

Depreciation and amortization	668	722	725

EBITDA	1,962	(4,182)	1,147

Impairment, restructuring and other costs	21	3,445	16

Settlement charges	90	65	12

Adjusted EBITDA	$2,073	$(672)	$1,175

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share

	13 Weeks Ended October 30, 2021		13 Weeks Ended October 31, 2020		13 Weeks Ended November 2, 2019
	Net Income	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share

As reported	$239	$0.76	$(91)	$(0.29)	$2	$0.01

Impairment, restructuring and other costs	—	—	20	0.06	13	0.04

Settlement charges	8	0.03	26	0.09	12	0.04

Losses on early retirement of debt	185	0.59	—	—	—	—

Income tax impact of certain items identified above	(46)	(0.15)	(15)	(0.05)	(6)	(0.02)

As adjusted to exclude certain items above	$386	$1.23	$(60)	$(0.19)	$21	$0.07

	39 Weeks Ended October 30, 2021		39 Weeks Ended October 31, 2020		39 Weeks Ended November 2, 2019
	Net Income	Diluted Earnings Per Share	Net Income (Loss)	Diluted Earnings (Loss) Per Share	Net Income	Diluted Earnings Per Share

As reported	$687	$2.17	$(4,104)	$(13.20)	$224	$0.72

Impairment, restructuring and other costs	21	0.07	3,445	11.08	16	0.05

Settlement charges	90	0.28	65	0.21	12	0.04

Losses on early retirement of debt	199	0.63	—	—	—	—

Financing costs	—	—	4	0.01	—	—

Income tax impact of certain items identified above	(73)	(0.24)	(351)	(1.13)	(6)	(0.02)

As adjusted to exclude certain items above	$924	$2.91	$(941)	$(3.03)	$246	$0.79